Exhibit 3.104

STATE OF DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE OF FORMATION

1.	The name of the limited liability company is L3TV San Francisco Cable System, LLC.

2.	The address of its registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, DE 19808. The name of the registered agent at such address is Corporation Service Company.

3.	This Certificate of Formation is effective as of June 27, 2018.

WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on June 22, 2018.

By	/s/ David A. Miller
David A. Miller, Executive Vice President,
General Counsel and Secretary